Exhibit 4.3

TELECOM CHIEF EXECUTIVE OFFICER PERFORMANCE RIGHTS SCHEME

CHIEF EXECUTIVE OFFICER PERFORMANCE RIGHTS SCHEME

TABLE OF CONTENTS

	PART I - PRELIMINARY AND INTERPRETATION	1
1	Preliminary	1
2	Interpretation	1
	PART II - OPERATION OF THE SCHEME	5
3	Grants	5
4	Rejection of Grant	5
5	Exercise of Options	5
6	Procedure for Exercise and Lapse	6
7	Rights on Exercise	8
	PART III - TERMINATION OF EMPLOYMENT	9
8	Termination of Employment	9
	PART IV - CORPORATE EVENTS	11
9	Capital Changes	11
10	Other Adjustment	12
	PART V - GENERAL	13
11	No Divestment	13
12	Administration of Scheme	13
13	Amendment	13
14	Miscellaneous	14

CHIEF EXECUTIVE OFFICER PERFORMANCE RIGHTS SCHEME	1

Date: 7 June 2012

PART I - PRELIMINARY AND INTERPRETATION

1	Preliminary

1.1	This is the Chief Executive Officer’s Performance Rights Scheme.

2	Interpretation

2.1	In this document unless the context otherwise requires:

Board means the board of directors of Telecom from time to time

Bonus Issue means:

(a)	any distribution or allocation of securities or other benefits (other than cash) to Shareholders for which Shareholders are not to provide consideration, including by way of dividend, capital return, capital reduction, otherwise or any combination thereof; or

(b)	any cash dividend, capital return, capital reduction, other distribution or allocation or any combination thereof, to the extent that it is mandatory that the cash entitlement arising as a result be applied to the purchase of securities or other benefits (other than cash) from Telecom

Breach means a breach of Telecom’s constitution, the listing and/or other rules governing the NZSX or any other stock exchange on which Shares (or American Depositary Receipts in respect of Shares) are quoted, and/or any statute, regulation or Telecom’s internal procedures for insiders

Business Day means a day on which the NZSX is open for trading

Capital Change means a Rights Offer, Bonus Issue, Capital Return, or any other reconstruction of, or adjustment to, the capital or capital structure of Telecom of any nature

Capital Return means any payment of cash to Shareholders which is, or is to be, accompanied by a reduction in the number of Shares, or the proportion of economic interest in Telecom, held by Shareholders to which the Capital Return applies, but does not include a payment of cash which is covered by paragraph (b) of the definition of Bonus Issue

Cash Amount has the meaning given in clause 6.4(e)

Chief Executive Officer means the chief executive officer of Telecom

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Employment means employment by Telecom or a subsidiary of Telecom and Employed has a corresponding meaning

Event has the meaning given in clause 10

Exercisable Option means an Option that the Board has determined may be exercised pursuant to clause 6.1 or an Option to which no Performance Hurdle applies

Exercise Date means, in respect of an Option:

(a)	to which a Performance Hurdle applies, the Notification Date after which the Option is determined by the Board pursuant to clause 6.1 to be an Exercisable Option; or

(b)	to which no Performance Hurdle applies, the Qualifying Date,

subject to clause 8

Exercise Notice means notice of the exercise of an Option

Exercise Price means nil

Fundamental Change has the meaning given to that term in the Chief Executive Officer’s employment agreement

Grant means the grant of an Option

Group means Telecom and its subsidiaries

Initial Test Date means a date within 20 Business Days of the Qualifying Date, determined by the Board

Notification Date means the date the Board delivers a notice pursuant to clause 6.1 or the date deemed pursuant to the Scheme

NZSX means the main board New Zealand equity securities market operated by NZX Limited

Option means an option to acquire a Share pursuant to the Scheme

Option Lapse Date means the first Business Day after the expiration of the period, specified in a Grant, after which Options are to lapse

Performance Hurdle means the performance hurdle (if any) specified in a Grant

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Qualifying Date means the Qualifying Date specified in the Grant (or, if that day is not a Business Day, the first Business Day after such date)

Re-Test Date means a date within 20 Business Days of the Specified Date (if any), determined by the Board

Rights Offer means any offer of securities or benefits to Shareholders for which Shareholders are to provide consideration, but not including any offer of securities or benefits to Shareholders that is covered by paragraph (b) of the definition of Bonus Issue

Scheme means this Chief Executive Officer’s Performance Rights Scheme

Share means an ordinary share in Telecom

Shareholder means a holder of a Share

Specified Date means the first Business Day after the expiration of any period, specified in a Grant, after which the Board will re-test achievement of a Performance Hurdle (if applicable to a Grant)

Telecom means Telecom Corporation of New Zealand Limited.

2.2	In this document:

(a)	the singular includes the plural and vice versa, and words importing any gender include the other genders;

(b)	a reference to a person includes any individual, partnership, committee and incorporated or unincorporated body (whether or not having a separate legal personality);

(c)	a reference to amend includes modify, delete, add and vary;

(d)	a reference to apply includes apply under assignment or set off;

(e)	where a word or expression is defined, other parts of speech and grammatical forms of that word or expression have a corresponding meaning;

(f)	a reference to the Scheme means the Scheme as amended from time to time;

(g)	a reference to a person includes its successors and permitted assigns; and

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(h)	headings are inserted for convenience only and shall be ignored in interpretation.

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PART II - OPERATION OF THE SCHEME

3	Grants

3.1	The Board may make a Grant to the Chief Executive Officer. Each Grant will:

(a)	specify the number of Options granted to the Chief Executive Officer;

(b)	enclose a copy of the Scheme;

(c)	specify the Commencement Date, the Performance Hurdle (if any), the Exercise Price, the Qualifying Date and the periods of years after which the Specified Date (if any) and the Option Lapse Date fall;

(d)	enclose an Options certificate; and

(e)	specify a period of not more than 30 Business Days from the date of the Grant during which the Chief Executive Officer may reject the Grant.

4	Rejection of Grant

4.1	Opportunity to reject Grant

The Chief Executive Officer may reject a Grant by giving the Board notice, and returning to the Board the Options certificate, within the period specified in the Grant. If the Chief Executive Officer rejects a Grant, the Options the subject of that Grant will lapse immediately.

4.2	Acknowledgement

In retaining a Grant (and electing not to reject the Grant pursuant to clause 4.1), the Chief Executive Officer acknowledges that:

(a)	the terms of the Scheme are binding; and

(b)	participation in the Scheme does not affect the terms of his Employment. In no event will Telecom be deemed, by making a Grant or otherwise, to have represented that the Chief Executive Officer’s Employment will continue until and/or beyond the Qualifying Date or the Exercise Date.

5	Exercise of Options

5.1	Options may be exercised on the Exercise Date or any Business Day after the Exercise Date, unless:

(a)	the Board considers that the exercise would give rise to a Breach; or

(b)	the Option has lapsed.

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6	Procedure for Exercise and Lapse

6.1	Board Determination

On the Initial Test Date and (if applicable) again on the Re-Test Date, the Board will:

(a)	determine whether an Option may be exercised by measuring performance against the Performance Hurdle, provided that if no Options were determined to be exercisable on the Initial Test Date, the maximum total number of Options the Board may determine to be exercisable on the Re-Test Date is equal to 50% of the Options in the relevant Grant; and

(b)	within five Business Days, notify the Chief Executive Officer in writing of the determination.

For the avoidance of doubt, nothing in this clause 6.1 applies in respect of an Option in relation to which no Performance Hurdle applies.

6.2	Exercise

After each Exercise Date, the Chief Executive Officer may, as he sees fit from time to time (subject to clause 5), exercise part or all of his Exercisable Options (subject to any minimum number or multiple of a number of Options prescribed by the Board from time to time), by giving the Board an Exercise Notice.

6.3	Exercise Notice

Any Exercise Notice must specify the number of Options being exercised and be accompanied by:

(a)	the Options certificate; and

(b)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders.

6.4	Issue or Payment

Within five Business Days after the date on which the Board receives:

(a)	an Exercise Notice;

(b)	an Options certificate (or evidence satisfactory to Telecom that the Options certificate has been lost or destroyed); and

(c)	(if applicable) a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

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in accordance with this clause 6, Telecom will, at the Board’s discretion:

(d)	issue to the Chief Executive Officer a Share for each Option being exercised, unless clause 5.1(a) or (b) precludes the exercise of Options (if so, the Board will give notice to the Chief Executive Officer accordingly and return the Options certificate); or

(e)	pay a gross cash amount equal to the closing price of Shares reported on the NZSX on the immediately preceding Business Day for each Option being exercised less the amount of any contribution to Kiwisaver by Telecom (“Cash Amount”), unless clause 5.1(b) precludes the exercise of Options (if so, the Board will give notice to the Chief Executive Officer accordingly and return the Options certificate). For the avoidance of doubt, the Cash Amount will be paid to the Chief Executive Officer less all withholdings legally required to be made, including by way of PAYE, ACC deductions and any contribution to Kiwisaver by or in respect of the Chief Executive Officer.

6.5	Board Notice

The Board will give a further notice to the Chief Executive Officer if he has been precluded (pursuant to clause 5.1(a)) from exercising an Option, as soon as it considers that the exercise would no longer give rise to a Breach.

6.6	Effective Exercise

Subject to clause 6.7, the Exercise Notice, where the Chief Executive Officer is precluded (pursuant to clause 5.1(a)) from exercising an Option, will take effect 10 Business Days after the date on which the Board gives its notice pursuant to clause 6.5, if the Chief Executive Officer:

(a)	surrenders the Options certificate; and

(b)	(if applicable) delivers a form requesting consent to acquire Shares, in terms of Telecom’s internal procedures for insiders,

during that period. If the Chief Executive Officer fails to do so, the Exercise Notice will be deemed to have been revoked.

6.7	Continued Breach

If the exercise of Options pursuant to clause 6.6 would give rise to a Breach, the Board will proceed as if an Exercise Notice had been given pursuant to clause 6.2.

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6.8	Breach

If, after the period of six months from the date on which it first gives notice pursuant to clause 6.4 or by the date the Option lapses (whichever occurs earlier), the Board considers that it is still unable to give notice in respect of an Option pursuant to clause 6.5 and/or the exercise of Options pursuant to clause 6.6 would give rise to a Breach, then Telecom is in default under the Scheme. Where Telecom is in default under this clause, the Chief Executive Officer and Telecom acknowledge and agree the following:

(a)	Telecom must pay the Chief Executive Officer liquidated damages in the sum equal to the volume weighted average market price of Shares reported on the NZSX for the 20 Business Days immediately preceding the date of the Exercise Notice given by the Chief Executive Officer pursuant to clause 6.2, within ten Business Days; and

(b)	that the amount payable under clause 6.8(a) is a genuine pre-estimate of the damages the Chief Executive Officer is likely to suffer as a result of the default;

(c)	that on payment of the amount under clause 6.8(a), all rights the Chief Executive Officer has to specific performance, compensation for breach, loss or damages, or any other remedy are waived and/or extinguished and the Chief Executive Officer’s Options will lapse immediately, if not already lapsed.

6.9	Option Lapse Date

Subject to clause 8, each Option lapses, and ceases to be exercisable, on the earlier of the:

(a)	last possible Notification Date of that Option, provided that the Board has determined that the Option may not be exercised;

(b)	Option Lapse Date of that Option; and

(c)	date on which the Chief Executive Officer ceases to be Employed.

7	Rights on Exercise

7.1	Shares issued to the Chief Executive Officer on the exercise of Options will be credited as fully paid and will rank pari passu in all respects with all Shares at the date of issue, except for any dividend or other benefit in respect of Shares where the record date occurs prior to issue.

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PART III - TERMINATION OF EMPLOYMENT

8	Termination of Employment

Exercisable Options

8.1	If the Chief Executive Officer ceases to be Employed for any reason, his Exercisable Options will (subject to clause 8.4(a)) lapse three months after the date on which he ceased to be Employed.

Options between Qualifying Date or Specified Date and Notification Date

8.2	If the Chief Executive Officer ceases to be Employed for the reasons specified in clause 8.3:

(a)	after the Qualifying Date but before the next occurring Notification Date; or

(b)	after the Specified Date (if any) but before the next occurring Notification Date,

of an Option, that Option shall lapse three months after the date on which the Chief Executive Officer ceases to be Employed unless the Board determines in accordance with clause 6.1 that the Option may not be exercised, in which case the Option will lapse on the relevant Notification Date (and, for clarity, such lapsing Options shall not be subject to the treatment under clause 8.3). For the avoidance of doubt, nothing in this clause 8.2 applies in relation to an Option to which no Performance Hurdle applies.

Termination by the Chief Executive Officer for Fundamental Change

8.3	If the Chief Executive Officer ceases to be Employed:

(a)	due to termination of his employment agreement by the Chief Executive Officer for Fundamental Change (in accordance with clause 21 of that employment agreement) on or after the date which is half way through the period from the grant date of a Grant of Options (“Specified Grant”) to the Qualifying Date of the Specified Grant; or

(b)	due to termination of his employment in any other circumstances and Telecom so determines,

then Board will determine that the following number of Options (“Permitted Options”) are eligible to be exercised in accordance with clause 8.4:

(c)	where clause 8.3(a) applies, all Options in the Specified Grant; or

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(d)	where clause 8.3(b) applies, the number of Options determined by the Board.

8.4	If:

(a)	the Permitted Options are subject to Performance Hurdles and the Board so determines, the Executive may not exercise the Permitted Options unless and until the Board determines in accordance with clause 6.1 that the Permitted Options may be exercised. The Permitted Options shall lapse one month after the relevant Notification Date following the next determination in respect of the Permitted Options under clause 6.1;

(b)	clause 8.4(a) does not apply, all Permitted Options will be exercisable and the Exercise Date for the Permitted Options will be deemed to be the Business Day immediately after the date the Chief Executive Officer ceases to be Employed. The Permitted Options shall lapse three months after the Exercise Date.

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PART IV - CORPORATE EVENTS

9	Capital Changes

9.1	If before the exercise of Options:

(a)

(i)	a Rights Offer occurs; and

(ii)	Shareholders are able to sell their rights under that Rights Offer through NZSX or another securities exchange for consideration,

Telecom shall pay to the Chief Executive Officer an amount (less any deductions or withholdings required by law) equal to the amount which Telecom calculates he would have received (after any expenses of sale) if the Chief Executive Officer had exercised all of his Options before the record date for the Rights Offer, and had sold all of the rights under the Rights Offer relating to the Shares arising from the exercise of those Options at the volume weighted average price of rights sold on the first day on which it was possible to do so;

(b)	a Bonus Issue occurs, then:

(i)	in the case of a Bonus Issue of Shares, then upon exercise of Options (but not otherwise) Telecom shall issue to the Chief Executive Officer the Shares to which he would have been entitled if on the record date for the Bonus Issue the Chief Executive Officer had been the holder of a number of Shares equal to the number which he would have held if he had exercised those Options immediately before the record date for the Bonus Issue; or

(ii)	in the case of a Bonus Issue of securities or benefits other than Shares, within a reasonable time after the Bonus Issue occurs, the Board shall make a Grant to the Chief Executive Officer under clause 3.1 where, in the reasonable opinion of the Board, the terms of the Grant appropriately compensate the Chief Executive Officer for the reduction in value of the existing Options of the Chief Executive Officer as a result of the Bonus Issue;

(c)	a Capital Return occurs, and that Capital Return is on the basis that it applies to all holders of Shares, without any election by holders of Shares:

(i)	the Chief Executive Officer’s Options shall be reduced in the same ratio as holdings of Shares are reduced on the Capital Return; and

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(ii)	Telecom shall pay to the Chief Executive Officer the amount (less any deductions or withholdings required by law) which he would have received if the Chief Executive Officer had exercised all of his Options, and the Shares resulting from that exercise had participated in the Capital Return;

(d)	any other Capital Change occurs, that Capital Change shall be dealt with in accordance with clause 10.

10	Other Adjustment

10.1	If:

(a)	there occurs any offer for or acquisition of securities of Telecom, reconstruction or amalgamation affecting Telecom, Capital Change, disposal of businesses or assets of the Group, or other event of any nature which in the opinion of the Board affects or will affect the position or rights of, or benefits to, the Chief Executive Officer or Telecom in respect of the Scheme (collectively an “Event”); and

(b)	either that Event is not provided for under Scheme, or in the opinion of the Board the manner in which the Scheme applies on the occurrence of that Event produces a result which is inappropriate or unfair to the Chief Executive Officer or to Telecom or to both, the Board may make such alterations to the rights, obligations, or benefits of the Chief Executive Officer or Telecom and/or take or cause Telecom to take such steps, as in the opinion of the Board are appropriate or desirable as a result of the occurrence of that Event.

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PART V - GENERAL

11	No Divestment

11.1	The Chief Executive Officer may not (including by operation of law) transfer, assign, or otherwise dispose of or create any interest (including any security, or legal or equitable interest) in an Option.

12	Administration of Scheme

12.1	The Board will administer all aspects of the Scheme, including the offering of Shares. Any matter to be determined by Telecom will be determined as the Board sees fit in its sole discretion. The decision of the Board as to:

(a)	the exercise of any discretion conferred on the Board or Telecom by the Scheme;

(b)	the interpretation of this document;

(c)	any other matter touching upon the Scheme,

shall be conclusive and binding on the Chief Executive Officer and Telecom and shall not be capable of being challenged or appealed.

12.2	The Board may delegate (to the extent permitted by law) to any person (and revoke any delegation of) any or all of its powers, discretions, rights and obligations under the Scheme from time to time as it sees fit, and references to Telecom and the Board will be construed accordingly.

13	Amendment

13.1	Telecom may from time to time, subject to clause 13.2:

(a)	vary any term of the Chief Executive Officer’s participation in the Scheme, with the agreement of the Chief Executive Officer; or

(b)	amend the Scheme, if it considers that:

(i)	the interests of the Chief Executive Officer are not materially prejudiced; or

(ii)	the amendment is fair and appropriate having regard to the proper interests of the Chief Executive Officer, Telecom, and/or shareholders of Telecom;

(c)	terminate the Scheme.

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13.2	Telecom:

(a)	may not amend the Scheme (or vary any term of the Chief Executive Officer’s participation in the Scheme) if this would give rise to a Breach; but

(b)	may amend or terminate the Scheme if Telecom considers that this would avoid giving rise to a Breach.

13.3	Telecom will give notice of any amendment to or termination of the Scheme to the Chief Executive Officer.

14	Miscellaneous

14.1	All actions (including directions) and consequences deemed to occur under the Scheme will occur irrevocably and unconditionally (subject to clause 13).

14.2	If a calculation under the Scheme produces a fraction of a cent or Share, the product will be rounded to the nearest whole number favourable to the Chief Executive Officer.

14.3	The Scheme and any other terms specified in the Grant represent all of the terms on which Options are issued and exercised under the Scheme, except those which Telecom implies to give effect to the Scheme.

14.4	No failure, delay or indulgence by Telecom in exercising any power or right conferred on it under the Scheme will operate as a waiver of that power or right; nor will a single exercise of a power or right preclude further exercises, or the exercise of any other power or right under the Scheme.

14.5	Any dispute which arises under the Scheme will be determined by Telecom. Telecom’s decision will be final.

14.6	All notices and other communications under the Scheme will be in writing and addressed to the recipient at the address or facsimile number from time to time designated by the recipient. Unless any other designations are given:

(a)	the addresses and facsimile numbers of Telecom and the Chief Executive Officer are those set out in the Grant; and

(b)	notices or communications to Telecom will be addressed and marked to the attention of Telecom’s Company Secretary.

Any notice or communication will be deemed to have been received:

(c)	at the time of delivery, if delivered by hand;

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(d)	on the second Business Day after the date of mailing, if sent by post or airmail with postage prepaid; or

(e)	on the day on which confirmation of proper transmission is received (on transmission), if sent by facsimile.

14.7	The Scheme will be governed by and construed in accordance with New Zealand law.